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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
QLogic Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814 and 333-13137) of QLogic Corporation of our report dated May 6, 1999, relating to the consolidated balance sheets of QLogic Corporation as of March 28, 1999 and March 29, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 28, 1999 and the related financial statement schedule, which report appears in the March 28, 1999, annual report on Form 10-K of QLogic Corporation.

KPMG LLP

Orange County, California
June 25, 1999